Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

FleetMatics Group Limited

FleetMatics UK Limited

FleetMatics Ireland Limited

FleetMatics Patents Limited

FleetMatics USA Group Holdings, Inc.

FleetMatics USA Holdings, Inc.

SageQuest LLC

FleetMatics USA, LLC

Fleetmatics Australia Pty Limited

Connect2Field Holdings Pty Limited

Connect2Field Licensing Pty Limited

Connect2Field Pty Limited

Fleetmatics dé Mexico SRL

Ireland United Kingdom Ireland Ireland United States United States United States United States Australia Australia Australia Australia Mexico

1